Exhibit 99(a)

SUPPLEMENTAL REGULATION FD DISCLOSURE – November 19, 2007

DEFINITIONS

Unless otherwise noted or indicated by the context, in this current report on Form 8-K:

•	The terms “Alltel,” “Company,” “we,” “our” and “us” refer to Alltel Corporation and its consolidated subsidiaries.

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The term “ACI” refers to Alltel Communications, Inc. and “Alltel Finance” refers to Alltel Communications Finance, Inc. (together with ACI, the “Issuers”), wholly-owned subsidiaries of Alltel Corporation.

•	The term “Parent” refers to Atlantis Holdings LLC, a Delaware limited liability company and direct parent of Merger Sub, which is wholly-owned by affiliates of the Sponsors and the co-investors.

•	The term “Merger Sub” refers to Atlantis Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent.

•	The term “Merger” refers to the merger of Merger Sub with and into Alltel Corporation, with Alltel Corporation continuing as the surviving corporation after the merger.

•	The term “Transactions” refers to the Merger and related financing transactions.

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The term “Sponsors” refers to the investment funds affiliated with TPG Partners V, L.P. and GS Capital Partners VI Fund, L.P., which, together with its co-investors, have provided the equity investment to fund a portion of the Transactions.

•	The term “closing date” refers to the date of the closing of the Transactions.

FORWARD-LOOKING STATEMENTS

This current report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “projects,” “approximately,” and “should,” and variations of these words and similar expressions, are intended to identify these forward-looking statements. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. Actual future events and results may differ materially from those expressed in these forward-looking statements as a result of a number of important factors. Forward-looking statements are subject to risks and uncertainties including, without limitation:

•	the extent, timing, and overall effects of competition in the communications business;

•	adverse changes in economic conditions in the markets served by Alltel Corporation;

•	material changes in the communications industry generally that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers;

•	failure of our suppliers, contractors and third-party retailers to provide the agreed upon services;

•	changes in communications technology;

•	the effects of a high rate of customer churn;

•	adverse changes in the terms and conditions of the wireless roaming agreements of Alltel;

•	whether we will participate in the auction and, if we do participate, our ability to bid successfully for 700 MHz licenses;

•	potential increased costs due to perceived health risks from radio frequency emissions;

•	the effects of declines in operating performance, including impairment of certain assets;

•	risks relating to the renewal and potential revocation of our wireless licenses;

•	potential higher than anticipated inter-carrier costs;

•	potential increased credit risk from first-time wireless customers;

•	the potential for adverse changes in the ratings given to Alltel Corporation’s debt securities by nationally accredited ratings organizations;

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risks relating to our substantially increased indebtedness following the Merger and related transactions, including a potential inability to generate sufficient cash to service our debt obligations, and potential restrictions on our operations contained in our debt agreements;

•	the uncertainties related to our strategic investments;

•	potential conflicts of interest and other risks relating to the Sponsors having control of us;

•	loss of our key management and other personnel or inability to attract such management and other personnel;

•	the effects of litigation, including relating to telecommunications technology patents and other intellectual property;

•	the effects of federal and state legislation, rules, and regulations governing the communications industry;

•	potential challenges to regulatory authorizations and approvals related to the Merger;

•	potential unforeseen failure of our technical infrastructure and systems; and

•	the risks associated with the integration of acquired businesses or any potential future acquired businesses.

Further risks specifically related to the Merger that could cause actual results to differ materially from those discussed in this current report on Form 8-K include the outcome of any legal proceedings instituted against Alltel and others in connection with the Merger, the effect of the announcement of the Merger on our customer relationships, regulatory relationships, operating results and business generally, diversion of management’s attention from ongoing business concerns, and the amount of the costs, fees, expenses and charges related to the Merger.

In addition to these factors, actual future performance, outcomes and results may differ materially because of other, more general factors including, without limitation, general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. We do not undertake any obligation to publicly update or revise any forward looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Disclosure Related to the Financing of the Transactions and the Issuance of the Senior Toggle Notes

The closing of the merger of Merger Sub with and into Alltel Corporation, resulting in Alltel Corporation becoming a subsidiary of Parent, including the closing of our senior secured credit facilities, the funding of our senior unsecured debt, the closing of the equity investment described below and the offer to repurchase certain indebtedness described in the Preliminary Memorandum, occurred on November 16, 2007. The issuance of the Senior Toggle Notes described in exhibit 99(b) on our current report on Form 8-K dated November 19, 2007 (the “Senior Toggle Notes”) is expected to occur on December 3, 2007 (and therefore after the closing date of the Transactions). The net proceeds from the sale of the Senior Toggle Notes will be used to refinance a portion of the senior unsecured PIK toggle interim loan facility entered into at the closing date of the Transactions.

The footnotes to the table included in the our current report on Form 8-K dated November 2, 2007 under the heading “Sources and Uses” illustrating the sources and uses of funds relating to the Transactions expected on the closing date thereof should be read to reflect the changes to the description of the Transactions described below, but the sources and uses table does not otherwise change based on the issuance of the Senior Toggle Notes after the closing date of the Transactions.

The footnotes to the table included in our current report on Form 8-K dated November 2, 2007 under the heading “Capitalization,” which sets forth our cash and short-term investments and consolidated capitalization as of September 30, 2007 on an actual basis and on an as adjusted basis to give effect to the Transactions and to our issuance of Senior Toggle Notes should be read to reflect the changes to the description of the Transactions described below.

At the closing of the Transactions, all senior unsecured PIK toggle debt was incurred in the form of a senior unsecured PIK toggle interim loan facility to be refinanced in part by the issuance of the Senior Toggle Notes and all senior unsecured cash pay debt was incurred in the form of a senior unsecured cash pay interim loan facility.

Description of the Transactions

The Transactions closed on November 16, 2007 and included:

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an aggregate capital contribution to Atlantis Holdings of $4.6 billion in cash by the Sponsors, and their equity co-investors (including management investment in the form of cash, stock or options), which constituted the equity portion of the Merger financing;

•	the entering into by ACI of a new senior secured credit facility consisting of:

•	a senior secured revolving credit facility of $1.5 billion which will be available on and after the closing date of the Transactions until the sixth anniversary of such closing date;

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a senior secured term loan facility in an aggregate principal amount of $14.0 billion maturing 7.5 years from the closing date of the Transactions, the entire amount of which was drawn concurrently with the consummation of the Transactions;

•	a delayed draw term loan facility with an additional $750.0 million maturing 7.5 years from the closing date of the Transactions, available on a delayed-draw basis until the one-year anniversary of the closing date of the Transactions for amounts paid, or committed to be paid, to purchase or otherwise acquire licenses and rights in the 700 MHz auction to be conducted by the FCC;

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the incurrence by the Issuers of $5.2 billion in aggregate principal amount of senior unsecured cash pay debt, initially in the form of a senior unsecured cash pay interim loan facility with an initial term of one year (which can be exchanged for senior unsecured cash pay exchange notes or converted into senior unsecured cash pay term loans, in either case, maturing on or about the eighth anniversary of the closing date of the Transactions) and which may be refinanced in part by any Senior Cash Pay Notes sold in the future;

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the incurrence by the Issuers of $2.5 billion in aggregate principal amount of senior unsecured payment-in-kind, or PIK, toggle debt initially in the form of a senior unsecured PIK toggle interim loan facility with an initial term of one year (which can be exchanged for senior unsecured PIK toggle exchange notes or converted into senior unsecured PIK toggle term loans, in either case, maturing on or about the tenth anniversary of the closing date of the Transactions) and refinanced in part by the Senior Toggle Notes and potentially by any Senior Toggle Notes sold in the future; and

•	the distribution by ACI to Alltel Corporation of an aggregate amount of $21.7 billion, which constituted the debt portion of the merger financing.

Disclosure Related to Pro Forma Interest Expense Assumptions

Under the headings “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Pro Forma Contractual Obligations,” in our current report on Form 8-K dated November 2, 2007, we have assumed a weighted average interest rate for the newly issued debt, including the debt incurred in the Transactions and resulting from the issuance of the Senior Toggle Notes, of 8.48 percent. As such instruments have been priced in connection with the Transactions and the issuance of the Senior Toggle Notes, the weighted average interest rate for newly issued debt does not exceed the 8.48 percent assumption.

Certain Relationships and Related Party Transactions — Employment and Equity Arrangements with the Surviving Corporation

The Parent has had discussions with members of our management team regarding their employment by Alltel, and eight members of our management have entered into employment arrangements with Alltel that were effective upon the closing of the Merger. Mr. Scott Ford will continue to serve as a member of our Board of Directors following the Merger.

In connection with their continued employment, certain members of management were offered the opportunity to exchange some portion of their current interests in our shares and holdings of stock options for a continuing interest in our shares and our stock options, instead of receiving a cash payment for them. In the aggregate, approximately $120 million was invested, through a combination of such exchanges and investments of cash, in continued ownership of our equity and vested equity options. We have agreed with our management and the Sponsors that Mr. Scott Ford has the right to sell a portion of such shares and vested equity options to us at fair market value in certain circumstances, and that we have the right to purchase shares from certain members of management at no more than fair market value in certain circumstances.

The Parent has also established an equity-based incentive compensation plan for our management and key employees. This plan provides for the award of stock options with respect to up to 6.5% of our stock on a fully diluted basis. The equity awards granted under this incentive compensation plan will vest partially based on continued employment and partially through the attainment of performance-based goals.

In addition, the Parent has established annual bonus plans for the benefit of our management and key employees. Annual cash awards will be paid primarily based on the attainment of objective performance criteria established by our board of directors. Cash awards will also permit management to share in certain payments by us to the Sponsors.

Recent Developments

Ratings Downgrade

In early November 2007, Standard & Poor’s Corporation, Fitch Ratings and Moody’s Investors Services downgraded their long-term credit ratings for Alltel to B+, B and B2, respectively.

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